As Filed with the Securities and Exchange Commission on March 30, 2007
Registration No. 333-

  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

JAVA DETOUR, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5968895 (I.R.S. Employer Identification Number)

2121 Second Street
Building C, Suite 105
Davis, CA 95618
(Address of Principal Executive Offices and Zip Code)
____________________

Java Detour, Inc. 2006 Equity Incentive Plan
(Full Title of the Plans)
____________________

Michael Binninger
2121 Second Street
Building C, Suite 105
Davis, California 95618
(530) 756-8020
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
____________________

Copies to

Thomas J. Poletti, Esq.
Joanne Du Johnson, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Telephone (310) 552-5000
Facsimile (310) 552-5001
____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount of Shares to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	1,925,002	(2)	$2.50	(4)	$4,812,505	$148
Common Stock, $.001 par value	2,324,165	(3)	1.10	(5)	2,556,582	78
Total Registration Fee						$226

(1)
Represents 4,249,167 shares of Common Stock that are authorized for issuance under the Java Detour, Inc. 2006 Equity Incentive Plan (the “Equity Incentive Plan”) as a result of approval by the Board of Directors and stockholders. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding common stock.

(2)	Represents common stock issuable upon exercise of options that are available for grant under the Registrant’s Equity Incentive Plan.

(3)	Represents common stock issuable upon exercise of outstanding options as of the date of this Registration Statement under the Equity Incentive Plan.

(4)
Estimated pursuant to Rule 457(c) and (h) of the Securities Act, solely for the purpose of computing the amount of the registration fee based on the closing bid price of the common stock as reported on Pink Sheets on March 27, 2007.  There was no ask price on that date or on any date within five business days prior to the filing of this registration statement.

(5)
Calculated solely for purposes of the amount of the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the exercise price of the outstanding options that were granted on November 30, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The document containing the information specified in Part I of this registration statement has been sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of Java Detour, Inc. (the “Registrant”), previously filed with the Commission, are hereby incorporated by reference into this Registration Statement:

1.	The Registrant’s registration statement on Form 10-SB as filed with the Commission on December 8, 2006, as amended by Amendment No. 1 to Form 10-SB filed on February 14, 2007.

2.	The Registrant’s Current Report on Form 8-K as filed with the Commission on December 8, 2006, as amended by Current Report on Form 8-K/A filed on December 11, 2006.

3.
The description of Registrant’s common stock, $0.001 par value per share (“Common Stock”), contained in the Registrant’s registration statement on Form SB-2 filed with the Commission on December 29, 2006, as amended by Form SB-2 filed on February 14, 2007, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicated that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant can indemnify its officers and directors against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, the Registrant’s directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant and its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees. Registrant is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. Registrant is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

Registrant has been advised that in the opinion of the Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Numbers	Description
4.1
Java Detour, Inc. 2006 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Amendment No. 1 to Form 10 filed with the Commission on February 14, 2007)

4.2	Form of Notice of Grant of Stock Option of the Registrant (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-SB filed with the Commission on December 8, 2006)

4.3	Form of Stock Option Agreement (including Addendum) of the Registrant (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-SB filed with the Commission on December 8, 2006)

4.4	Form of Stock Issuance Agreement (including Addendum) of the Registrant (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-SB filed with the Commission on December 8, 2006)

4.5	Form of Stock Purchase Agreement (including Addendum) of the Registrant (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-SB filed with the Commission on December 8, 2006)

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP

23.1	Consent of AJ. Robbins PC

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings

The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sells securities, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

(iii)	include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(D) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
For purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davis, State of California, on this 30st day of March, 2007.

JAVA DETOUR, INC.

By:	/s/ Michael Binninger
Michael Binninger
Chief Executive Officer

By:	/s/ Ronald Sands
Ronald Sands
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Binninger as his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Michael Binninger	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 30, 2007
Michael Binninger

/s/ Ronald Sands	Chief Financial Officer (Principal Financial Officer)	March 30, 2007
Ronald Sands

/s/ Steven Binninger	Chief Operating Officer	March 30, 2007
Steven Binninger

EXHIBIT INDEX

Exhibit Numbers	Description
4.1
Java Detour, Inc. 2006 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Amendment No. 1 to Form 10 filed with the Commission on February 14, 2007)

4.2	Form of Notice of Grant of Stock Option of the Registrant (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-SB filed with the Commission on December 8, 2006)

4.3	Form of Stock Option Agreement (including Addendum) of the Registrant (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-SB filed with the Commission on December 8, 2006)

4.4	Form of Stock Issuance Agreement (including Addendum) of the Registrant (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-SB filed with the Commission on December 8, 2006)

4.5	Form of Stock Purchase Agreement (including Addendum) of the Registrant (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-SB filed with the Commission on December 8, 2006)

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP

23.1	Consent of AJ. Robbins PC

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)